Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Maura Payne	RAI 2007-24
(336) 741-6996
Lionel L. Nowell joins Reynolds American board of directors
WINSTON-SALEM, N.C. — September 26, 2007 — Lionel L. Nowell III, senior vice president and treasurer of PepsiCo, has been elected to the board of directors of Reynolds American Inc. (NYSE: RAI), effective immediately. He will serve on the board’s audit committee.
With revenues of more than $35 billion, PepsiCo is the world’s fourth-largest food and beverage company. Nowell has served as PepsiCo’s senior vice president and treasurer since August 2001.
Prior to his current position, Nowell was the chief financial officer for The Pepsi Bottling Group (PBG) and was PepsiCo’s controller prior to joining PBG. Nowell joined PepsiCo from RJR Nabisco, Inc., where he was senior vice president, strategy and business development. From 1991 to 1998, Nowell held a variety of senior financial roles at the Pillsbury division of Diageo PLC. Prior to joining Pillsbury, Nowell spent eight years as a finance executive at Pizza Hut, which at the time was a division of PepsiCo.
In addition to serving on the RAI board, Nowell is a member of the board of directors of American Electric Power Company, a $15 billion energy company based in Columbus, Ohio. He also serves on the Dean’s Advisory Board at The Ohio State University Fisher College of Business, and is an active member of the Executive Leadership Council, Financial Executive Institute, American Institute of Certified Public Accountants, and the Ohio Society of CPAs.
Nowell, 53, is a certified public accountant and holds a bachelor’s degree in business administration from The Ohio State University.
ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Conwood Company, LLC; Santa Fe Natural Tobacco Company, Inc; and R.J. Reynolds Global Products, Inc.
•	R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the country. The company’s brands include six of the 10 best-selling U.S. brands: Camel, Kool, Pall Mall, Winston, Salem and Doral.

•	Conwood Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. Conwood also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products.

•	R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
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